EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 333-197734 on Form N-1A of our report dated November 21, 2018, relating to the financial statements and financial highlights of Eaton Vance Oaktree Diversified Credit NextShares, one of the funds constituting Eaton Vance NextShares Trust II (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 24, 2019